FIRST AMENDMENT TO
INVESTMENT MANAGEMENT AGREEMENT

THIS FIRST AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT (this “First Amendment”) is entered into and effective as of September 5, 2011, by and between VENTURE LENDING & LEASING V, INC., a Maryland corporation (the “Fund”) and WESTECH INVESTMENT ADVISORS LLC, California limited liability company (the “Manager”).
Recitals
The Fund and the Manager are parties to that certain Investment Management Agreement, dated as of February 21, 2007 (the “Agreement”), pursuant to which the Fund pays the Manager a “Management Fee” in consideration for certain investment advisory, portfolio management and advisory services rendered to the Fund.
Pursuant to the terms of this First Amendment, the Fund and the Manager desire to amend the Agreement to change the manner in which the Management Fee is calculated. Concurrently with entering into this First Amendment, the Manager, in its capacity as the Managing Member of Venture Lending & Leasing V, LLC (the “LLC”), the Fund's sole shareholder, is amending the Operating Agreement of the LLC, to change the manner in which the management fee paid to the Managing Member by the LLC thereunder is calculated (the “Operating Agreement Amendment”). Together, this First Amendment and the Operating Agreement Amendment change the manner in which the aggregate fees payable to the Manager are allocated between the LLC and the Fund, but do not change the aggregate amount of such fees.
The Fund's Board of Directors has approved the terms of this First Amendment, and, since this First Amendment benefits the Fund, waived the requirement, set forth in Section 10 of the Agreement, that amending the Agreement requires the approval of a majority of the Fund's outstanding voting securities.
NOW, THEREFORE, the Fund and the Manager agree as follows:
1.Amendment of Section 7(a). Section 7(a)of the Agreement is hereby amended in its entirety to read as follows:

(a)    For the services provided and the expenses assumed pursuant to this Agreement, the Fund or its successor trustees will pay to the Manager, whether before or after dissolution of the Fund, a management fee (the “Management Fee”), computed and paid quarterly as follows:
(i)    for the first two years following the first closing of the initial offering of interests in the LLC, at an annual rate equal to 2.5% of Member Committed Equity Capital (as defined below) (regardless of when or if such committed capital is called) as of the last day of each such fiscal quarter;
(ii)    for each quarter thereafter, at an annual rate equal to 2.5% of the total value of the Fund's assets (including amounts derived from borrowed funds), as of the last day of each such fiscal quarter.
The “Member Committed Equity Capital”, as of the end of any fiscal quarter, shall be the aggregate amount of subscription obligations for the purchase of interests in the LLC (including any amounts of such obligations that have been satisfied) as of the end of

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such fiscal quarter. For purposes of calculating the Management Fee, any capital committed to the LLC at a closing subsequent to the first closing (regardless of when or if such committed capital is called) shall be deemed to have been committed to the LLC as of the first closing.
2.Full Force and Effect. Except as expressly modified by this First Amendment, the Agreement remains in full force and effect.

3.Miscellaneous. This First Amendment may be executed and delivered via facsimile or other means of electronic image transmission, and in counterparts, each of which shall be considered an original, but all of which together constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this First Amendment on the date first written above.
Venture Lending & Leasing V, Inc.

/s/ Maurice C. Werdegar
By: Maurice C. Werdegar
Its: Chief Executive Officer

WESTECH INVESTMENT ADVISORS LLC

/s/ Ronald W. Swenson
By: Ronald W. Swenson
Its: Chief Executive Officer

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HJK/400854.2